Exhibit 99.1

FOR IMMEDIATE RELEASE

Optelecom-NKF Reports Fourth Quarter and Full Year 2008 Results

GERMANTOWN, MD/March 5, 2009/PRNewswire-FirstCall — Optelecom-NKF, Inc. (Nasdaq:OPTC), a leading global provider of Siqura® advanced IP-video network solutions, today announced fourth quarter and full year 2008 results. Strong IP product sales in 2008 pushed company revenue to record levels for the year.

Revenues for the fourth quarter totaled $11.8 million compared to $13.0 million for the same quarter of 2007. For the full year 2008, revenue totaled a record $45.2 million compared to $42.5 million in 2007, an increase of 6%.  IP-related revenue in the fourth quarter totaled $4.1 million, a 4% increase compared to IP-related revenue of $4.0 million in the fourth quarter of last year. For the full year 2008, IP-related revenue increased 41% to $14.5 million compared to $10.3 million in 2007.

“We reported solid revenue and reduced operating expense in the fourth quarter of 2008. Income from operations totaled $1.2 million for the quarter and $2.5 million for the full year,” said Ed Ludwig, Optelecom-NKF’s Chairman of the Board and CEO. “As with other companies, however, we are not immune to global economic forces. Given the circumstances, we decided to record a full write-down of the Company’s U.S. deferred tax assets. This non-cash charge eliminates uncertainty in our future financial statements. Going forward, we believe we are positioned to compete and to succeed in this environment.”

The Company reported a net loss of $3.0 million, or $(0.81) per share, in the quarter ending December 31, 2008, including non-cash charges of $3.5 million primarily for the write-down of deferred tax assets. This compares to net income of $873 thousand, or $0.24 per share, one year earlier. For the full year 2008 the net loss totaled $1.8 million, or $(0.48) per share, compared to net income of $1.3 million, or $0.37 per share, in 2007.

Adjusted EBITDA for the quarter (as defined in the addendum to this release) was $1.6 million in the fourth quarter 2008 compared to $2.0 million for the same quarter in 2007. For the full year adjusted EBITDA totaled $4.2 million compared to $4.7 million one year earlier.

At year-end, Optelecom-NKF, Inc. completed a reduction in force in select business units. The reduction in force will reduce costs in mature areas of the Company’s technology offerings while focusing critical investments in growing Video over IP products. The Company recorded pre-tax charges of approximately $525 thousand in connection with the reduction in force during the fourth quarter of 2008.

“We are sized appropriately for the opportunities at hand,” Mr. Ludwig added. “Our team is dedicated to staying on top of operations and we are prepared to respond quickly to changing market conditions.  Efforts in our technology development area will lead to a continuing flow of new products that meet our customers’ needs and drive our success. This has positioned us to capture business as stimulus plans take shape at home and abroad.”

“We continue to address our sales effectiveness and we plan to gain market share as some competitors, lacking our strength, have to reign in their efforts. Our management team was strengthened by bringing David Patterson on board as our new president and as my successor designee,” Mr. Ludwig concluded.

Fourth Quarter Conference Call

Optelecom-NKF CEO Edmund Ludwig will lead a conference call to discuss fourth quarter results at 10:00 a.m. Eastern Time, Friday, March 6, 2009.

Interested parties are welcome to call 866-543-6408 (International Dial In: 617-213-8899) and request the “Optelecom-NKF conference call” shortly before the designated start time or provide the participant passcode 40321348. The telephone conference call will feature a question and answer segment with management. For those parties unable to participate in the live conference call, a replay will be available from 1:00 p.m. following the teleconference until March 13, 2009. Those wishing to listen to the replay should call 888-286-8010 (International Dial In: 617-801-6888) and enter passcode number 12381497 when prompted.

The call is being web cast by Thomson Reuters and can be accessed at www.earnings.com or at Optelecom-NKF’s website www.optelecom-nkf.com.

About Optelecom-NKF

Optelecom-NKF, Inc., developer of Siqura® advanced IP video network solutions, is a global supplier of advanced video surveillance solutions, including IP cameras, video servers/codecs, network video recorders, fiber transmission equipment, video management, and video analytics software. We deliver complete solutions for traffic monitoring and security of airports, seaports, casinos, prisons, utilities, public transit, city centers, hospitals, and corporate campuses.

Founded in 1972, Optelecom-NKF is committed to providing its customers with expert technical advice and support in addition to products that are developed and tested for professional and mission critical applications. All Optelecom-NKF IP surveillance solutions are marketed under the Siqura® name.

The Optelecom-NKF corporate headquarters is in Germantown, Maryland, USA, with European corporate offices in Gouda, the Netherlands, and sales offices or support covering Latin America, France, Spain, the UK, Germany, Italy, Dubai, and Singapore.

About Siqura®

All Optelecom-NKF IP surveillance solutions are marketed under the Siqura® brand. Siqura® is a total IP surveillance solution and includes IP cameras, video servers/codecs, network video recorders, video management, and video analytics software. Siqura® can be used in hybrid installations and is compatible with all Optelecom-NKF fiber transmission equipment.

Investor inquiries should be directed to Mr. Rick Alpert at 301-948-7872.

OPTELECOM-NKF, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31,

(Dollars in Thousands, Except Share Amounts)

	2008	2007
Revenue	$11,751	$13,013
Cost of goods sold	4,862	5,446
Gross profit	6,889	7,567
Operating expenses:
Sales and marketing	2,596	2,560
Engineering	1,516	1,380
General and administrative	1,445	1,974
Amortization of intangibles	159	202
Total operating expenses	5,716	6,116
Income from operations	1,173	1,451
Other expense, net	511	318
Income before income taxes	662	1,133
Provision for income taxes	3,620	260
Net (Loss) Income	$(2,958)	$873
Basic (Loss) Income per share	$(0.81)	$0.24
Diluted (Loss) Income per share	$(0.81)	$0.24
Weighted average common shares outstanding - basic	3,644,754	3,622,094
Weighted average common shares outstanding - diluted	3,644,754	3,625,235

Net (Loss) Income	$(2,958)	$873
Foreign currency translation	(1,144)	1,496
Comprehensive (Loss) income	$(4,102)	$2,369

OPTELECOM-NKF, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE (LOSS) INCOME

FOR THE TWELVE MONTHS ENDED DECEMBER 31,

(Dollars in Thousands, Except Share Amounts)

	2008	2007
Revenue	$45,165	$42,503
Cost of goods sold	17,938	17,452
Gross profit	27,227	25,051
Operating expenses:
Sales and marketing	11,099	9,794
Engineering	6,013	5,150
General and administrative	6,923	6,437
Amortization of intangibles	739	765
Total operating expenses	24,774	22,146
Income from operations	2,453	2,905
Other expense, net	996	1,236
Income before income taxes	1,457	1,669
Provision for income taxes	3,213	388
Net (Loss) Income	$(1,756)	$1,281
Basic (Loss) Income per share	$(0.48)	$0.37
Diluted (Loss) Income per share	$(0.48)	$0.37
Weighted average common shares outstanding - basic	3,638,783	3,497,430
Weighted average common shares outstanding - diluted	3,638,783	3,502,765

Net (Loss) Income	$(1,756)	$1,281
Foreign currency translation	(872)	2,836
Comprehensive (Loss) income	$(2,628)	$4,117

OPTELECOM-NKF, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2008 AND DECEMBER 31, 2007

(Dollars in Thousands, Except Share Amounts)

	December 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$5,671	$5,043
Accounts receivable and contracts receivable, net of allowance for doubtful accounts of $245 and $249	10,290	9,575
Inventories, net	5,782	5,214
Deferred tax asset - current	205	732
Prepaid expenses and other current assets	1,152	816
Total Current Assets	23,100	21,380
Property & equipment, less accumulated depreciation of $7,820 and $7,634	2,063	2,594
Deferred tax asset - non-current	—	2,284
Intangible assets, net of accumulated amortization of $2,870 and $2,259	7,180	8,241
Goodwill	14,603	15,259
Other assets	202	205
TOTAL ASSETS	47,148	49,963
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	3,634	2,623
Accrued payroll	1,841	2,165
Commissions payable	198	198
Bank line of credit	—	1,000
Current portion of notes payable	3,468	1,525
Accrued warranty reserve	410	418
Taxes payable	931	49
Other current liabilities	1,688	1,135
Total Current Liabilities	12,170	9,113
Notes payable	10,367	14,245
Deferred tax liabilities	1,427	2,037
Interest payable	1,744	1,210
Other liabilities	249	257
Total Liabilities	25,957	26,862
STOCKHOLDERS’ EQUITY
Common Stock, $.03 par value-shares authorized, 15,000,000; issued and outstanding, 3,645,084 and 3,632,083 shares as of December 31, 2008, and December 31, 2007, respectively	109	109
Additional paid-in capital	16,252	15,534
Accumulated other comprehensive gain	2,534	3,406
Treasury stock, 162,672 shares at cost	(1,265)	(1,265)
Retained earnings	3,561	5,317
Total stockholders’ equity	21,191	23,101
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,148	$49,963

Non-GAAP Earnings Addendum

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, foreign exchange losses, depreciation and amortization. Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by investors, industry analysts and others as a useful supplemental measure. Optelecom-NKF calculates and uses Adjusted EBITDA as an indicator of its ability to generate cash from reported operating results.

Adjusted EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under U.S. generally accepted accounting principles (“GAAP”). The items excluded from Adjusted EBITDA but included in the calculation of Optelecom-NKF’s reported net income are significant components of the accompanying unaudited consolidated statements of operations, and must be considered in performing a comprehensive assessment of overall financial performance. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
(Dollars in Thousands)	2008	2007	2008	2007
Net (Loss) Income	$(2,958)	$873	$(1,756)	$1,281
Add:
Interest expense, net	165	268	734	1,128
Provision for income taxes	3,620	260	3,213	388
Foreign exchange loss, net	346	50	262	108
Depreciation	250	357	1,051	1,065
Amortization	159	202	739	765
Adjusted EBITDA	$1,582	$2,010	$4,243	$4,735